PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Exhibit 10.6

Biorefining Commercialization and Market Development Program

Grant Agreement

made the 19th day of March, 2010 (the “Effective Date”)

BETWEEN:

HER MAJESTY THE QUEEN IN RIGHT OF ALBERTA,

as represented by the Minister of Energy

(the “Province”)

AND:

Mascoma Corporation

a corporation incorporated under the laws of the state of Delaware, United States

(the “Applicant”)

PREAMBLE:

The Province developed the Biorefining Commercialization and Market Development Program (the “Program”) as part of its nine point “Bioenergy Plan”, to develop, expand and strengthen Alberta’s biodiesel, biogas (methane), ethanol and other new generation fuel production capacity in response to market demands. The Program is designed to stimulate investment in the bio-energy sector in Alberta through construction of ethanol, biodiesel and biogas (methane) processing facilities in Alberta.

The Applicant proposes to carry out feasibility work to develop a made-in-Alberta commercial cellulosic ethanol facility, which will use biogenic enzymatic digestion and fermentation to transform sustainably harvested aspen hardwoods into 300 million litres of ethanol and up to 20 megawatts of green electricity. The total estimated cost of completing the feasibility work is $8.5 million. The Applicant has applied for financial assistance from the Province under the Program, and the Province has agreed to provide funding up to $840,000.00 for phase I, subject to and in accordance with the terms and conditions of this Agreement.

The Province and the Applicant therefore agree as follows:

1.	INTERPRETATION

1.1	Definitions - In this Agreement, the following expressions have the following meanings:

“Applicant’s Capital Costs” means, subject to Section 2.3 in respect of Internal Costs, capital costs of a kind allowed under the Program, incurred by the Applicant in respect of the design, development and construction of the Project, including the acquisition and

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installation of equipment for the Project;

“Applicant’s Non-Capital Costs” means, subject to Section 2.3 in respect of Internal Costs, non-capital costs of a kind allowed under the Program, incurred by the Applicant in respect of the Project for any of the following:

(i)	feasibility studies;

(ii)	business plan development;

(iii)	process worker training costs, to a maximum of 10 weeks, for additional workers hired to increase the Applicant’s capacity;

(iv)	technology evaluation and adoption;

“Eligible Costs” means the aggregate of:

(i)	20% of the Applicant’s Capital Costs; and

(ii)	50% of the Applicant’s Non-Capital Costs;

“Grant” means the grant described in Section 2.1, to be paid by the Province to the Applicant pursuant to this Agreement;

“Grant Maximum” means, subject to Section 2.2, $840,000.00, and is the maximum amount of the Grant;

“Grant Proceeds” means the amount of the Grant plus all interest or other return obtained by the Applicant from investing all or part of the Grant pending disbursement on the Project;

“Internal Costs” means any of the Applicant’s costs in respect of the Project other than external, out-of-pocket costs, and without limiting the generality of the foregoing includes;

(i)	any contribution of pre-owned real property;

(ii)	any expenditure of time by employees of the Applicant, including the salaries and benefits allocable thereto;

(iii)	any general allocation of overhead expenses to the Project;

(iv)	any administrative expense allocated to administering third-party contracts or other out-of-pocket expenditures;

(v)	any costs of borrowing for the purposes of the Project; and

(vi)	any amount paid on account of goods and services tax.

“Minister” means the Minister of Energy or, where the context permits, such other Minister of the Province as from time to time has responsibility for the Program;

“Program” means the Province’s Biorefining Commercialization and Market Development Program, and includes all eligibility guidelines and other information formally published or circulated by the Province specifically regarding the Program;

“Project” means the Applicant’s project described in Schedule “A” to this Agreement;

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

“Regulation” means the Energy Grants Regulation under the Government Organization Act (Alberta);

1.2	Section Numbers - References in this Agreement to Section numbers are to the corresponding numbered provisions of this Agreement.

1.3	Entire Agreement - This Agreement, including the attached Schedule “A”, is the entire agreement between the Province and the Applicant with respect to support by the Province of the Project, and supersedes all previous agreements, negotiations and understandings. There are no agreements, representations, warranties, terms, conditions or commitments except as expressed in this Agreement.

2.	THE GRANT

2.1	Payment of Grant - Pursuant to the Regulation and subject to the terms and conditions of this Agreement, the Province will contribute towards Eligible Costs an amount up to the Grant Maximum by way of a grant (the “Grant”) to the Applicant,

2.2	Reduction of Grant Maximum - If Eligible Costs are ultimately less than the Grant Maximum, then the Grant Maximum shall be reduced to the amount of Eligible Costs. If as a result of such reduction in the Grant Maximum the Province has under this Agreement paid a Grant to the Applicant in excess of the Grant Maximum, the Applicant shall within 30 days refund such excess to the Province together with interest on such amount at the prime lending rate of the Canadian Imperial Bank of Commerce from time to time in effect, calculated from the date of payment of the Grant until the date the refund is paid to the Province.

2.3	Internal Costs - Notwithstanding any rules or guidelines set out in the Program, Internal Costs may be included in the Applicant’s Capital Costs or the Applicant’s Non-Capital Costs, as the case may be, only in accordance with the following:

(a)	The Applicant may apply to the Province requesting that Internal Costs specified in the application be approved for inclusion in either the Applicant’s Capital Costs or the Applicant’s Non-Capital Costs, as the case may be.

(b)	To the extent that the Province, based on documentation and information submitted as part of an application under clause (a), is satisfied that the Internal Costs specified in the application are:

(i)	material in amount;

(ii)	directly attributable to and reasonably required for the carrying out of the Project;

(iii)	reasonable in amount, having regard to the value contributed to the Project; and

(iv)	to the extent allocated in part to the Project, reasonably so allocated;

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then the Province may approve the inclusion of all or some of the requested Internal Costs in the Applicant’s Capital Costs or the Applicant’s Non-Capital Costs, as the case may be.

2.4	Timing of Payment - Timing of Payment - Subject to Schedule “A”, and provided the Applicant is in compliance with the terms and conditions of this Agreement, the Province will pay instalments of the Grant (the “Instalments”) to the Applicant within 60 days of the Applicant’s delivery to the Province of a summary, including invoices and such other documentation as the Minister may reasonably request, of the Eligible Costs incurred by the Applicant to the date of the summary. The Instalments will be in the amount of the incurred Eligible Costs which the Minister has approved, acting reasonably.

2.5	Letter of Credit - The Applicant shall deliver to the Province within 14 days after the Province pays the grant to the applicant, as security for the obligations of the Applicant under Section 3.1, a letter of credit that:

(a)	is from a financial institution acceptable to the Province, acting reasonably;

(b)	is in the amount of $840,000.00, and is unconditionally payable on presentation, without inquiry as between the financial institution and the Province;

(c)	subject to Section 2.6, is irrevocable until December 31, 2011; and

(d)	is otherwise acceptable to the Province, acting reasonably.

Notwithstanding clauses (b) and (c), the letter of credit may provide for periodic replacement, prior to its expiry with approval from the Minister, with a letter of credit in amount reduced by the amount of incurred Eligible Costs that the Applicant has established to the satisfaction of the Province, acting reasonably.

2.6	Surrender of Letter of Credit - Upon the Province being satisfied, acting reasonably, that the incurred Eligible Costs, as defined in Section 1 of this agreement, meet or exceed the “Grant” amount, the Province shall, at the request of the Applicant, surrender to the Applicant the letter of credit delivered under Section 2.5.

3.	USE OF GRANT PROCEEDS

3.1	Application of Grant - The Grant Proceeds shall be used exclusively for the Project. Immediately upon receiving an instalment of the Grant, the Applicant shall in its records identify such instalment as being committed exclusively to the Project. Any portion of the Grant not immediately required to be expended on the Project shall be invested by the Applicant in such manner that the interest rate or other rate of return will be readily identifiable and the unexpended amount of the Grant Proceeds will be readily determinable. Any portion of the Grant Proceeds expended by the Applicant other than directly on the Project shall become immediately repayable to the Province upon demand.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

3.2	Timing of the Project - The Applicant shall undertake all reasonable efforts to proceed diligently and in a timely manner with the Project, including:

(a)	expenditure on the Project, by April 30, 2011, of Applicant’s Non-Capital Costs of approximately $1,680,000 for phase I according to Schedule A; and

(b)	expected completion by April 30,2011 of feasibility work for an Alberta cellulostc ethanol facility.

3.3	Alteration of Project - The Applicant shall not suspend the Project or alter the Project in any respect material to this Agreement, except with the prior consent of the Province. The Province will not unreasonably withhold its consent to alterations of the Project, provided such alterations do not (i) delay completion of the Project beyond December 31, 2011, or (ii) significantly alter the scope of the Project.

3.4	Termination by Applicant - The Applicant shall have the right to terminate the Project in the event the Applicant, acting reasonably, determines the Project is no longer feasible or financially viable, including but not limited to Acts of God, economic circumstances, or construction, permitting or other unexpected delays beyond the control of the Applicant. Upon termination of the Project by the Applicant, if the Applicant is not in breach of any other section of this Agreement, the Applicant shall immediately repay to the Province the full amount of the unexpended portion of the Grant Proceeds advanced by the Province to the Applicant. If the Applicant terminates the project after an Event of Default by the Applicant as set out in section 6.1 of this Agreement the Province may demand that the Applicant immediately repay to the Province the full amount of the Grant Proceeds advanced by the Province to the Applicant up to the date of termination, including both the expended and unexpended portions of the Grant Proceeds, together with interest at the prime lending rate of the Canadian Imperial Bank of Commerce from time to time in effect, calculated from the date(s) of payment(s) of the Grant until the date the refund is paid to the Province.

4.	OTHER OBLIGATIONS OF THE APPLICANT

4.1	Compliance with Regulation - In addition to complying with the terms expressly set out in this Agreement, the Applicant must comply with the Regulation, including any applicable amendments.

4.2	Representations by the Applicant - The Applicant represents and warrants to the Province that:

(a)	it has made full, true and plain disclosure to the Province of all facts relating to the Project that are material to this Agreement;

(b)	the execution by the Applicant of this Agreement and the carrying out of this Agreement by the Applicant have been duly and validly authorized by the

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Applicant in accordance with applicable law, and this Agreement will constitute a binding legal obligation of the Applicant;

(c)	there is presently no order of any court or other tribunal, or any action, suit, or proceeding being brought or pending or threatened against or affecting the Applicant, that could affect the ability of the Applicant to carry out and complete the Project.

5.	REPORTING AND MONITORING

5.1	Status Reports - Following the payment of any instalment of the Grant to the Applicant and until completion of the Project, the Applicant shall on at least a quarterly basis provide the Province with a written status report detailing at least the following:

(a)	the status of the Project, including the estimated percentage of the work completed and the estimated date of completion;

(b)	expenditures of Grant Proceeds since the last quarterly report and the amount of Grant Proceeds currently held by the Applicant;

(c)	grants from any other government other than the Province in respect of the Project;

(d)	all documentation and calculations used to determine the Applicant’s Capital Costs and Applicant’s Non-Capital Costs and to calculate the Eligible Costs, including without limitation copies of relevant invoices and receipts;

(e)	any material events, developments or circumstances arising in relation to the Project since the last quarterly report; and

(f)	to the extent that any part of the Project is operational, the nature and quantity of production.

Upon request by the Province, the Applicant will in a timely manner elaborate on any particular aspect of any such report.

5.2

Studies and Analyses - Until completion of the Project, the Applicant shall in a timely manner upon preparing or receiving any study, analysis or report respecting the feasibility or the likely or actual outcomes of the Project, deliver to the Province a copy of such study, analysis or report. The Applicant may make such delivery expressly in confidence, and in that event the Province shall, subject only to the provisions of the Freedom of Information and Protection of Privacy Act (Alberta) regarding access to information (including the provisions thereof protecting the privacy of third party confidential business information and providing for notice to such third parties of a request for access to such Information), the Province shall maintain and safeguard the confidentiality of such study, analysis or report, and shall not make use thereof except for the purpose of administering this Agreement. Such use of any study or analysis may

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include, but is not limited to the following:

(a)	consulting with financial institutions to seek clarification that milestones regarding financial commitments have been met, and

(b)	consulting with any engineering firm involved in the Project to confirm the level of engineering work that has been completed.

5.3	Accounting Records - During the Project and for two years following completion of the Project, the Applicant shall maintain accounting records of the Project, available for inspection by the Province (including the Auditor General of the Province or any other representative engaged by the Province at its own expense) at all reasonable times upon reasonable notice.

5.4	Evaluation - Upon completion of the Project, the Applicant shall cause to be prepared, and shall provide to the Province a copy of, an evaluation of the Project, including an evaluation of the Project’s success in achieving its objectives and its cost-effectiveness. In the event that the Applicant has not completed and delivered such evaluation to the Province within six months of completion of the Project, then the Province may engage a consultant to prepare the evaluation, and the reasonable cost of obtaining such evaluation shall be repayable by the Applicant to the Province upon demand.

5.5	Reporting after Project Completion - For a period of five years following completion of the Project, the Applicant upon request by the Province shall provide an annual report documenting the status of the Project, the production therefrom, and the greenhouse gas emissions reductions of the Project.

6.	NON-COMPLIANCE

6.1	Event of Default - It shall be an “Event of Default” if the Applicant breaches any provision of this Agreement and, upon receiving notice of the breach, fails to take reasonably appropriate remedial action within 14 days thereafter and diligently pursue such remedial action until the breach is remedied.

6.2	Termination - Upon the occurrence and continuation of an Event of Default, the Province may by notice to the Applicant terminate this Agreement.

6.3	Consequences of Termination - In the event of termination of this Agreement by the Province due to an “Event of Default” by the Applicant, then in addition to any other remedy under this Agreement, the Province may demand that the Applicant immediately repay to the Province the full amount of the Grant Proceeds advanced by the Province to the Applicant up to the date of termination, including both the expended and unexpended portions of the Grant Proceeds, together with interest at the prime lending rate of the Canadian Imperial Bank of Commerce from time to time in effect, calculated from the date(s) of payment(s) of the Grant until the date the refund is paid to the Province.

6.4	Misuse of Grant Proceeds - In addition to any other remedy under this Agreement, the

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Province may demand immediate repayment of any Grant Proceeds expended by the Applicant in breach of this Agreement, and any such amount shall be a debt due to and recoverable by the Province from the Applicant, either through presenting the letter of credit delivered under Section 2.5 or otherwise.

6.5	Right of Set-Off - The Applicant agrees that the Province may set off against any other grant or amount payable to the Applicant any amounts that become repayable by the Applicant to the Province under the provisions of this Agreement.

7.	LIABILITY AND INDEMNITY

7.1	Liability - The Province shall have no obligation to the Application in respect of the Project or the Grant except as expressly set out in this Agreement, and shall not in any event have any liability of any kind or nature to the Applicant in relation to the Project or the carrying out of any obligation or enforcing any right under this Agreement.

7.2	Indemnity - The Applicant shall indemnify and hold harmless the Province, its employees and agents from and against any and all third party claims, demands, actions or costs (including legal costs on a solicitor-client basis) for which the Applicant is legally responsible, including without limitation any claims, demands, actions or costs arising out of negligence or willful acts by the Applicant or the Applicant’s employees or agents.

8.	GENERAL

8.1	Dispute Resolution - In the event of any dispute or material disagreement regarding the interpretation or application of any provision of this Agreement, the parties agree (i) to refer the matter for joint discussion by senior officials and, if that fails to produce a resolution, (ii) to jointly refer the matter to consensual mediation. Mediation will proceed on the following basis:

(a)	if the parties cannot agree on a mediator they will ask the President or Executive Director of the Alberta Arbitration and Mediation Society (or a similar or successor organization) to assist in the selection process;

(b)	the parties will share the cost of the mediator equally and bear their own costs incurred with respect to the mediation; and

(c)	no evidence of anything said or of any admission or communication made in the course of the mediation shall be admissible in any legal proceeding, except with the consent of both parties.

8.2

Amendment and Waiver - No amendment of this Agreement is effective unless made in writing and signed by a duly authorized representative of each of the Province and the Applicant. No waiver of any provision of this Agreement is effective unless made in writing, and any such waiver has effect only in respect of the particular provision or circumstance stated in the waiver. No representation by either of the parties with respect to the performance of any obligation under this Agreement is capable of giving rise to an

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estoppel unless the representation is made in writing,

8.3	Additional Assurances - The parties agree to from time to time do all such acts and provide such further assurances and instruments as may reasonably be required in order to carry out the provisions of this Agreement according to their spirit and intent; but this Section 8.3 shall not in any event be construed as obligating the Province to amend or enact any statute or regulation.

8.4	Assignment - The Applicant may not assign this Agreement or any right or benefit under it without written consent of the Minister.

8.5	Counterparts - This Agreement may be executed in counterparts, in which case the counterparts together shall constitute one agreement and communication of execution by fax transmission shall constitute good delivery.

8.6	Governing Law and Jurisdiction - This Agreement shall be interpreted and governed by Alberta law, and the parties agree to the exclusive jurisdiction of Alberta Courts.

9.	COMMUNICATIONS

9.1	Notices - Any notice, consent or other communication under this Agreement must be in writing and is effective when delivered personally, by courier, fax transmission or e-mail, to the following respective addresses:

(a)	if to the Province:

Alberta Energy

10th floor, North Petroleum Plaza

9945 108 street

Edmonton, Alberta T5K 2G6

Attention: Mr Tim Grant, Assistant Deputy Minister

Fax: (780) 427-7737

e-mail: tim.grant@gov.ab.ca

(b)	if to the Applicant:

Mascoma Corporation

67 Etna Road

Lebanon, New Hampshire 03766 U.S.A.

Attention: Larry Feinberg, Project Manager - Alberta

Phone: 603-676-3320

Fax: 603-676-3321

E-mail: lfeinberg@mascoma.com

Either party may change its contact information by giving notice to the other in the above manner.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Either party may rely, in the absence of any notification to the contrary from the other party, upon any notice, approval, consent or other communication under this Agreement, received from the individual named in the other party’s current address information, as having been duly authorized and given on behalf of that party.

9.2	Announcements - The Applicant shall not make any public announcement or issue any press release regarding this Agreement or the Grant except in consultation with the Province and with the approval of the Province as to the content of the announcement or press release, which approval shall not be unreasonably withheld.

9.3	Disclosure - The Applicant acknowledges and agrees that the Province may make public disclosure of this Agreement and its contents by any reasonable means chosen by the Province including, without limitation, tabling it before the Legislature or pursuant to a request for access made under the Freedom of Information and Protection of Privacy Act (Alberta),

The parties have therefore executed this Agreement, each by its duly authorized representative, on the respective dates shown below.

HER MAJESTY THE QUEEN IN RIGHT OF ALBERTA, as represented by the Minister of Energy

March 30, 2010	Per:	/s/ Illegible
	Print Name:	Peter Watson
	Title:	Deputy Minister

Mascoma Corporation

March 29, 2010	Per:	/s/ Keith Pattison
	Print Name:	Keith Pattison
	Title:	VP, Finance

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Schedule “A”

To the Biorefining Commercialization and Market Development Program Grant Agreement

made between

Her Majesty the Queen in right of Alberta

and

Mascoma Corporation

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PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

[***]